As filed with the Securities and Exchange Commission on August 29, 1997
                     Registration No. 33-_____________

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933

              DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
      (Exact Name of Registrant as Specified in Its Charter)

Florida                                      59-3389871
(State or Other Jurisdiction    (I.R.S. Employer Identification No.)
of Incorporation)

                  101 Southhall Lane, Suite 210
                     Maitland, Florida  32751
             (Address or Principal Executive Offices)

                DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
Director and Management Employee Stock Warrant and Option Plan, as amended
                      (Full Title of the Plans)

                          PAUL S. GLOVER
                  Vice President of Finance, CFO
           101 Southhall Lane, Suite 210, Maitland, FL  32751
                           (407)875-9991
      (Name, address and telephone number of agent for service)



                     CALCULATION OF REGISTRATION FEE

                                    Proposed      Proposed
                                    Maximum       Maximum
Titles of           Amount          Offering      Aggregate
Securities to       to be           Price per     Offering    Amount of
be Registered       Registered(1)   Share(2)      Price(2)    Registration Fee

Common Stock,
$.01 par value(3)   400,000 Shares  $5.125        $2,050,000  $621.22

Notes:

1. Plus such additional amount which may result from stock splits, stock dividends or similar transactions with respect to undistributed shares.
2. Pursuant to Rule 457(h) proposed maximum aggregate offering price represents the average unit bid and asked price on August 28, 1997 multiplied by the number of shares registered.
3. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan and described herein.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

     (i)   the Registrant's latest Annual Report on Form 10-K;

     (ii) all other reports and documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), since the end of the fiscal year covered by the Registrant's latest Annual Report on Form 10-K; and

     (iii) the description of the Registrant's Common Stock contained in the Registrant's Registration Statements under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the Common Stock offered pursuant to this Registration Statement has been passed upon for the Company by Cohen, Berke, Bernstein, Brodie & Kondell, P.A., 2601 South Bayshore Drive, Suite 1900, Miami, Florida 33133. Richard N. Bernstein, Esq., a principal in the law firm of Cohen, Berke, Bernstein, Brodie & Kondell, P.A., is the trustee of the Laskey Family Irrevocable Trust, which is the owner of 125,000 shares of Registrant's Common Stock.

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities or state or federal environmental laws.

Under the Registrant's Articles of Incorporation,
Bylaws and applicable state law, the Registrant will indemnify its directors, officers, employees and agents against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with any threatened, pending or actually completed action, suit or proceedings, whether civil, criminal, administrative or investigative, to which any such person becomes subject as result of having served in such role, as an employee or agent of the Registrant, or at the Registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, except as described below, such indemnification will be made only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, or with any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          See "Exhibit Index" on page II-4 below.

ITEM 9.   UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maitland, State of Florida on August 29, 1997.

                            Dynamic Healthcare Technologies, Inc.

                            By: /S/ PAUL S. GLOVER
                                Paul S. Glover, Vice President Finance, CFO

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

By his signature, each of the following persons authorizes Mitchel J. Laskey and Paul S. Glover or any of them, with full power of substitution, to execute in his name and on his behalf, and to file any amendments (including, without limitation, post-effective amendments) to this Registration Statement necessary or advisable in the opinion of any of them to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Commission thereunder, in connection with the registration of the additional securities which are the subject of this Registration Statement.

Signature                            Title                    Date

/S/ DAVID M. POMERANCE               Chairman                 August 29, 1997
David M. Pomerance

/S/ MITCHEL J. LASKEY                President & CEO          August 29, 1997
Mitchel J. Laskey

/S/ PAUL S. GLOVER                   VP Finance & CFO         August 29, 1997
Paul S. Glover

/S/ JERRY L. CARSON                  Director                 August 29, 1997
Jerry L. Carson

/S/ THOMAS J. MARTINSON              Director                 August 29, 1997
Thomas J. Martinson

/S/ BRET R. MAXWELL                  Director                 August 29, 1997
Bret R. Maxwell

/S/ DANIEL RAYNOR                    Director                 August 29, 1997
Daniel Raynor

/S/ RICHARD W. TRUELICK              Director                 August 29, 1997
Richard W. Truelick

                                   EXHIBIT INDEX

No.             Description                                      Page

5               Opinion of Cohen, Berke, Bernstein,
                Brodie & Kondell, P.A.                             7

23.1            Consent of Cohen, Berke, Bernstein,
                Brodie & Kondell, P.A.  (contained in Exhibit 5)   7

23.2            Consent of KPMG Peat Marwick LLP                   8

24              Power of Attorney is included on the signature
                page of this Registration Statement                5

4.1             Dynamic Healthcare Technologies, Inc. 1993
                Director and Management Employee Stock Warrant
                and Option Plan, as amended                        9

August 28, 1997

Dynamic Healthcare Technologies, Inc.
101 Southhall Lane, Suite
210 Maitland, FL  32751

Ladies and Gentlemen:

We have acted as counsel to Dynamic Healthcare
Technologies, Inc., a Florida corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of an aggregate of 400,000 additional shares of Common Stock, $.01 par value per share, (the "Plan Shares") pursuant to the Company's Director and Management Employee Stock Warrant and Option Plan, as amended (the "Plan").

We are of the opinion that when the Plan Shares shall have been issued and sold on the terms contemplated by the Plan and the Registration Statement shall have become effective, the Plan Shares will be legally issued, fully paid and non-assessable.

This opinion shall be limited to the laws of the State of Florida and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                      Sincerely,

                      COHEN, BERKE, BERNSTEIN, BRODIE & KONDELL, P.A.

                      /S/ COHEN, BERKE, BERNSTEIN, BRODIE & KONDELL, P.A.

                   INDEPENDENT AUDITOR'S CONSENT



Board of Directors
Dynamic Healthcare Technologies, Inc.

We consent to the incorporation by reference in this Registration Statement of Dynamic Healthcare Technologies, Inc. on Form S-8 of our report dated March 17, 1997 relating to the consolidated balance sheets of Dynamic Healthcare Technologies, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Dynamic Healthcare Technologies, Inc.

                            /S/ KPMG PEAT MARWICK LLP
                            KPMG Peat Marwick LLP



Orlando, Florida August __, 1997

                  DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

       1993 DIRECTOR AND MANAGEMENT EMPLOYEE STOCK WARRANT AND
                          OPTION PLAN, AS AMENDED

1. Purpose. This Director and Management Employee Stock Warrant and Option Plan, as amended (the "Plan") is intended to enable Dynamic Healthcare Technologies, Inc. (the "Company") and its subsidiary corporations (now or hereafter existing, if any) to attract, retain and provide incentive to directors, officers and key management employees selected for participating in the Plan by enabling such individuals to invest in shares of the Company's common stock (the "Common Stock") and thereby acquire a proprietary interest in the business of the Company and increase personal interest in its continued success and progress. The purpose of the Plan will be accomplished through the granting of stock options and warrants as herein provided.

2. Administration of the Plan. The plan shall be administered by the Compensation Committee ("Committee") as designated by the Board of Directors of the Company. The Committee shall have full power and authority, subject to the express provisions of the Plan, to interpret the provisions and supervise the administration of the Plan.

3.  Eligibility.

     a. Options. Options shall be granted only to "qualified employees" (as hereinafter defined) who as a result of their employment are eligible to receive stock options under this Plan. The term "qualified employees" shall include and be limited to officers and that class of employees who are managerial, supervisory, or other key employees of the Company.

          (i) Officers whether or not they are directors of the Company or its subsidiary Corporations shall be eligible to participate in this Plan and are "qualified employees." Directors who are not employees shall not be eligible. The Committee shall determine the individuals within the specified class who as qualified employees shall be granted options for the purchase of Common Stock pursuant to the Plan.

           (ii) In making such determinations and in determining the number of shares to be optioned to each individual, the Committee shall take into account the present and potential contribution of such individual to the success of the Company and the stock ownership of each such individual to whom an option is to be granted.

     b. Warrants. Warrants shall be granted only to members of the Board of Directors.

4. Aggregate Shares. Options and warrants with respect to an aggregate of Six Hundred Fifty Thousand (650,000) shares of Common Stock, subject to adjustment as provided in Paragraph
8, may be granted under this Plan, but if any option or warrant granted hereunder shall expire or terminate for any reason during the term of the Plan without having been exercised in full, any shares not purchased under such option or warrant shall become available for the options or warrants which may be granted under the Plan.

5.  Exercise Price.

     a.  Options.  The exercise price per share of Common
Stock with respect to options granted pursuant to the Plan shall be determined and fixed by the Committee but in no event shall it be less than 85% of the "fair market value" of the Company's Common Stock on the date of issuance. "Fair market value" shall be determined as follows: If the Common Stock is traded on a national securities exchange or "over the counter" market as of the date of grant of the option, the fair market value of the Common Stock shall not be less than the mean of the highest and lowest sales prices of the Common Stock upon such exchange or quoted by a recognized specialist of the Common Stock on the date of grant or upon the last day during the preceding thirty
(30) day period that such a sale shall have been made if no sale shall have been made on such day. If no sale shall have been made upon or within the thirty (30) day period preceding the date of grant, the fair market value of the Common Stock shall not be less than the mean between the dealer "bid" and "ask" prices quoted by a recognized specialist of the Common Stock on the date upon which such a quotation shall have been made. If the Common Stock is not traded on a national securities exchange or "over the counter" market as of the date of grant, the fair market value of the Common Stock shall be as determined by the Committee or the Board.

     b.  Warrants.  The exercise price per share of Common
Stock with respect to warrants granted pursuant to the Plan shall be equal to the average of the closing bid and ask price of the Company's Common Stock on the date of issuance.

6. Exercise Period. The Committee shall determine the exercise period with respect to each option or warrant.

7.  Vesting.  Options and warrants shall vest as follows:
40% upon date of grant and 20% on each one year anniversary of the date of grant for each of the three years thereafter. Notwithstanding the foregoing, 100% of the options or warrants conferred shall vest on the date of death of an officer, director or key management employee or on the date of the termination without cause of a key management employee.

8.  Stock Adjustments.  In the event of a
recapitalization, stock dividend, stock split or other change to the corporate structure affecting the Common Stock (other than that described in Paragraph 12) the Board of Directors shall make such adjustments with respect to options or warrants, or any provisions of this Plan, as it deems equitable to prevent dilution or enlargement of option or warrant rights or of the shares subject to the options or warrants granted hereunder.

9.  Merger, Consolidation, Reorganization, Liquidation,
Etc.. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board shall have power to make arrangements, which shall be binding upon the holders of unexpired option or warrant rights, for the substitution of new options or warrants for any unexpired options or warrants then outstanding under this Plan.

10. Granting of Options and Warrants. Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board or the shareholders of the Company nor any action taken by the Committee shall constitute the granting of any option or warrant. The granting of an option or warrant shall take place only when a written option or warrant agreement, containing substantially the terms set forth in the Plan, shall be been duly executed by or on behalf of the Company and the person to whom such option or warrant shall be granted and said agreement has been delivered to the Company.